Exhibit 99.1
Renewable Energy Group Reports Fourth Quarter
and Full Year 2019 Financial Results

Fourth Quarter 2019 Highlights:

•	152.9 million gallons of fuel sold

•	113.7 million gallons produced

•	Revenues of $1.0 billion, inclusive of the retroactive reinstatement of the Biodiesel Mixture Excise Tax Credit (BTC) for 2018 and 2019

•	Net income from continuing operations available to common stockholders of $492.6 million, or $11.52 per diluted share, including the BTC

•	Adjusted EBITDA of $65.0 million

•	Retroactive reinstatement of the BTC for 2018 and 2019 and extension for 2020-2022

•	Net cash benefit of $499.4 million from the BTC reinstatement for 2018 and 2019 is expected to be received in the second quarter of 2020

Full Year 2019 Highlights:

•	700.3 million gallons of fuel sold

•	494.7 million gallons produced

•	Revenues of $2.6 billion, including the BTC

•	Net income from continuing operations available to common stockholders of $381.1 million, or $9.01 per diluted share, including the BTC

•	Adjusted EBITDA of $217.9 million

•	Carbon reduction from REG produced biomass-based diesel of 3.7 million metric tons

•	Record safety achievement: 0.44 OSHA incident rate (which is better than both industry average and industry leader)

Ames, IA, March 5, 2020 - Renewable Energy Group, Inc. (NASDAQ:REGI) ("REG" or the "Company") today announced its financial results for the fourth quarter and full year ended December 31, 2019.

REG President and Chief Executive Officer Cynthia "CJ" Warner, commented, "Fourth quarter performance was solid in the face of challenging market conditions. We increased renewable diesel sales and production, while foregoing incremental biodiesel sales that did not meet our profitability hurdles. We believe our strengthened business model has proven resilient under a variety of regulatory and margin scenarios."

On December 20, 2019, the BTC was retroactively reinstated for the 2018 and 2019 calendar years, and extended through 2022. The retroactive credit for 2018 and 2019 resulted in a net benefit that was recognized in REG's GAAP financial statements for the quarter ending December 31, 2019.

Warner continued, "We welcome, and are grateful for Congress’ strong support of our industry with the reinstatement and multi-year extension of the BTC.  This will provide us around half a billion dollars in cash related to our 2018-2019 operations.  This additional capital, combined with the certainty of the incentive being in place through 2022, will enable us to develop and pursue a variety of growth initiatives.  We are focused on growing our renewable diesel capacity and expanding downstream to serve our customers directly, with the goal of accelerating the transition to renewable energy, by delivering increasing quantities of low carbon fuels and capturing the associated economic benefits.  Overall, we intend to focus on operating performance, balance sheet strength, growth prospects, and ESG initiatives, all with an emphasis on enhancing shareholder and broader stakeholder value."

The Company also announced that its Board of Directors approved a repurchase program of up to $100 million of the Company's shares of common stock and convertible notes. Under the program, REG may repurchase shares and convertible notes from time to time in open market transactions, privately negotiated transactions or by other means. The timing and amount of repurchase transactions will be determined by the Company's management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

Fourth Quarter 2019 Highlights

All figures refer to the quarter ended December 31, 2019, unless otherwise noted. All comparisons are to the quarter ended December 31, 2018, unless otherwise noted.

REG sold 152.9 million total gallons of fuel, a decrease of 6.3%. The decrease in gallons sold is mostly attributable to volume decreases in biodiesel and petroleum diesel of 10.4 million gallons and 9.7 million gallons, respectively, partially offset by increases of both REG-produced and third party renewable diesel of 5.0 million gallons and 5.3 million gallons, respectively. Third party renewable diesel gallons are used principally for blending with biodiesel.

REG produced 113.7 million gallons of biomass-based diesel during the quarter, a decrease of 13.6%. Gallons produced decreased primarily due to focus on producing profitable gallons, which among other things, resulted in the closure of the Company's facility in New Boston, Texas in July 2019. In contrast, renewable diesel production increased 5.2% as the Company pursued attractive margin opportunities, most notably in the Nordics.

Revenues increased $498.4 million to $1,018.2 million, driven mainly by GAAP recognition of all the 2018 and 2019 BTC benefit in the fourth quarter of 2019. Revenue growth was impacted by lower RIN prices and the 6.3% decrease in gallons sold. The average price per gallon sold (excluding the allocation of the 2018 and 2019 BTC) for biomass-based diesel was $2.90, an increase of 2.8%. After allocation of the BTC benefits for the period in which the gallons were sold (shown in the table below), revenue was essentially flat year over year.

Operating income was $503.9 million compared to $33.4 million for the fourth quarter of 2018. The increase in operating income was mainly driven by GAAP recognition of all of the 2018 and 2019 net BTC benefit of $499.4 million in the fourth quarter of 2019. Additionally, impacts on operating income included a decrease in risk management of $45.0 million and a $15.9 million decrease in North America biodiesel margins driven mostly by lower spreads, as shown on the table below represented by the HOBO spread including RINs. These challenges were offset by improvements to underlying performance, including an increase in total renewable diesel gallons sold of 10.3 million gallons and an increase of biodiesel and renewable diesel sales into the most attractive low carbon fuel markets - North America west coast and the Nordics.

GAAP net income from continuing operations available to common stockholders was $492.6 million, or $11.52 per share, on a fully diluted basis, compared to $30.4 million, or $0.66 per share on a fully diluted basis, in the fourth quarter of 2018. After allocation of the BTC benefits for the period in which the gallons were sold, net income from continuing operations available to common stockholders was $50.9 million compared to $87.0 million.

Adjusted EBITDA was $65.0 million, compared to $103.2 million in the year-earlier period. The differential drivers are the same as those described above for operating income.

At December 31, 2019, REG had cash and cash equivalents, restricted cash, and marketable securities of $53.4 million. For the year, the Company's cash and cash equivalents, restricted cash, and marketable securities decreased by $124.1 million primarily as a result of cash used in operations, the repayment of debt and convertible notes, as well as capital expenditures in connection with plant upgrades. At December 31, 2019, accounts receivable were $858.9 million, an increase of $777.9 million from September 30, 2019. This large increase was primarily due to the receivables associated with the 2018 and 2019 BTC. At December 31, 2019, accounts payable were $369.2 million, an increase of $273.8 million from September 30, 2019. The increase is primarily due to payments due to customers related to sharing of the 2018 and 2019 BTC proceeds.

The table below summarizes REG’s financial results for Q4 2019, as reported and as adjusted in order to reflect the allocation of the BTC benefits for the period in which associated gallons were sold.

REG Q4 2019 Results (dollars and gallons in thousands, except per gallon data)
	Q4 2019	Q4 2018	Y/Y Change
Gallons sold	152,913	163,159	(6.3)%

GAAP (1)
Total revenues	$1,018,169	$519,761	95.9%
Risk management gain (loss)	$(3,774)	$41,273	N/M
Operating income	$503,910	$33,405	1,408.5%
Net income from continuing operations available to common stockholders	$492,556	$30,448	1,517.7%

Excluding all BTC - Non GAAP
ASP per gallon	$2.90	$2.82	2.8%
Total revenues	$511,428	$519,761	(1.6)%
Risk management gain (loss)(2)	$(3,774)	$41,273	N/M
Adjusted EBITDA	$16,158	$45,090	(64.2)%

BTC Allocated to Period Earned - Non GAAP (3)
Total revenues	$571,988	$575,044	(0.5)%
Risk management gain (loss)(2)	$(3,774)	$41,273	N/M
Operating income	$53,300	$91,483	(41.7)%
Net income from continuing operations available to common stockholders	$50,868	$87,003	(41.5)%
Adjusted EBITDA	$64,962	$103,168	(37.0)%
(1) GAAP results reflect recognition in Q4 2019 of all BTC benefits earned in 2018 and 2019.
(2) Risk management gain (loss) is a GAAP measure.
(3) BTC benefits are allocated to the respective periods when associated gallons were sold.

Full Year 2019 Results

All figures refer to the year ended December 31, 2019, unless otherwise noted. All comparisons are to the year ended December 31, 2018, unless otherwise noted.

REG sold 700.3 million total gallons, an increase of 7.9% compared to 649.2 million gallons in 2018. The increase in gallons sold is mostly attributable to volume increases in REG-produced renewable diesel of 7.0 million gallons, third party renewable diesel of 31.3 million gallons, and petroleum diesel of 18.1 million gallons, partially offset by a reduction in biodiesel gallons sold of 4.4 million. Third party renewable diesel is used principally for blending with biodiesel.

REG produced 494.7 million gallons, compared to 501.7 million gallons in 2018. Gallons produced decreased due primarily to focus on producing profitable gallons, which among other things, resulted in the closure of the Company's facility in New Boston, Texas in July 2019. In contrast, renewable diesel production increased 7.2% as the Company pursued attractive margin opportunities, most notably in the Nordics.

Revenues were $2.6 billion, an increase of $258.4 million, or 10.8%. The increase was due primarily to GAAP recognition of all the 2018 and 2019 BTC benefit in the fourth quarter of 2019, although 2018 revenues included a BTC benefit recognized in the first quarter of 2018 relating to gallons sold in 2017. In addition to the BTC, revenue was impacted by an 8% increase in gallons sold, which was partially offset by a 9.2% lower average selling price for biomass-based diesel and lower RIN prices. The average biomass-based diesel price per gallon sold by REG, excluding the allocation of BTC, was $2.75, compared to $3.03 in 2018. After allocation of the BTC benefits for the period in which the gallons were sold (shown in the table below), revenue was essentially flat year over year.

Operating income was $399.7 million compared to $312.4 million for the full-year 2018. The increase in operating income was mainly driven by GAAP recognition of all of the 2018 and 2019 net BTC benefit of $499.4 million in the fourth quarter of 2019, offset by the 2017 net BTC benefit of $206.5 million recognized in the first quarter of 2018. Additionally, impacts on operating income included a decrease in risk management of $47.3 million and a $193.3 million decrease in North America biodiesel margins driven mostly by lower spreads, as shown on the table below represented by the HOBO spread including RINs. As previously noted, due to an administrative change, income from California LCFS credits for 2019 included three quarters compared to 2018 which included four quarters. This negative impact was approximately $30 million, which is not reflective of Company performance and is a one-time occurrence. All of these challenges were offset by improvements to underlying performance, including an increase in total renewable diesel gallons sold of 38.3 million gallons and an increase of biodiesel and renewable diesel sales into the most attractive low carbon fuel markets - North America west coast and the Nordics.

Net income from continuing operations available to common stockholders was $381.1 million, or $9.01 per share on a fully diluted basis for 2019, compared to $295.8 million, or $6.78 per share on a fully diluted basis for 2018. After allocation of the BTC benefits for the period in which the gallons were sold, net income from continuing operations available to common stockholders was $147.8 million compared to $327.0 million.

Adjusted EBITDA was $217.9 million, compared to $388.3 million in 2018. The Company's Adjusted EBITDA margins were 8.3% and 16.3% for 2019 and 2018, respectively. Adjusted EBITDA margins after allocation of the BTC benefits for the period in which the gallons were sold 2018 and 2019 were 9.1% and 16.1%, respectively. The differential drivers are the same as those described above for operating income.

The table below summarizes the quarterly and annual results for 2019 and 2018:

REG Annual Results Summary (dollars and gallons in thousands except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2019	162,452	197,377	187,531	152,913	700,273
Gallons sold 2018	135,254	171,943	178,798	163,159	649,154
Y/Y Change	20.1%	14.8%	4.9%	(6.3)%	7.9%

ASP per gallon 2019, excluding the BTC	$2.65	$2.70	$2.76	$2.90	$2.75
ASP per gallon 2018, excluding the BTC	$3.18	$3.11	$3.03	$2.82	$3.03
Y/Y Change	(16.7)%	(13.2)%	(8.9)%	2.8%	(9.2)%

Total revenues 2019	$478,209	$560,643	$584,372	$1,018,169	$2,641,393
Total revenues 2018	$688,002	$578,900	$596,324	$519,761	$2,382,987
Y/Y Change	(30.5)%	(3.2)%	(2.0)%	95.9%	10.8%

Net income (loss) from continuing operations available to common stockholders 2019	$(41,387)	$(57,635)	$(13,753)	$492,556	$381,112
Net income from continuing operations available to common stockholders 2018	$212,608	$28,277	$24,799	$30,448	$295,804

Adjusted EBITDA 2019, including BTC allocation (1)	$29,025	$36,156	$87,790	$64,962	$217,933
Adjusted EBITDA 2018, including BTC allocation (1)	$63,800	$110,771	$110,562	$103,168	$388,301
Y/Y Change	(54.5)%	(67.4)%	(20.6)%	(37.0)%	(43.9)%

Adjusted EBITDA including BTC allocation margin 2019 (1) (2)	6.1%	6.4%	15.0%	6.4%	8.3%
Adjusted EBITDA including BTC allocation margin 2018 (1) (2)	9.3%	19.1%	18.5%	19.8%	16.3%
(1) See Adjusted EBITDA Reconciliation below.
(2) Adjusted EBITDA margin represents Adjusted EBITDA including BTC allocation divided by Total Revenues.

The table below summarizes REG's financial results for 2019, as reported and as adjusted to reflect allocation of the BTC benefits for the period in which the gallons were sold.

REG 2019 Results (dollars and gallons in thousands, except per gallon data)
	2019	2018	Y/Y Change
Gallons sold	700,273	649,154	7.9%

GAAP (1)
Total revenues	$2,641,393	$2,382,987	10.8%
Risk management gain (loss)	$(28,898)	$18,399	N/M
Operating income	$399,652	$312,373	27.9%
Net income from continuing operations available to common stockholders	$381,112	$295,804	28.8%

BTC Allocated to Period Earned - Non GAAP(2)
Total revenues	$2,404,011	$2,411,286	(0.3)%
Risk management gain (loss)(3)	$(28,898)	$18,399	N/M
Operating income	$161,088	$344,413	(53.2)%
Net income from continuing operations available to common stockholders	$147,824	$327,018	(54.8)%
Adjusted EBITDA	$217,933	$388,301	(43.9)%
LCFS one-time differential	$(30,000)	$—	N/M
HOBO spread including RINs	$1.46	$1.65	(11.5)%
(1) GAAP results reflect recognition in Q4 2019 of all BTC benefits earned in 2018 and 2019.
(2) BTC benefits are allocated to the respective periods when associated gallons were sold.
(3) Risk management gain (loss) is a GAAP measure.

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) determined in accordance with GAAP for the applicable period:

(In thousands)					Year ended December 31,					Year ended December 31,
	1Q-2019	2Q-2019	3Q-2019	4Q-2019	2019	1Q-2018	2Q-2018	3Q-2018	4Q-2018	2018
Net income (loss) from continuing operations	$(41,387)	$(57,635)	$(13,753)	$502,506	$389,731	$217,844	$29,042	$25,472	$31,270	$303,628
Adjustments:
Interest expense	4,219	3,737	2,866	1,354	12,176	4,651	4,925	4,003	3,955	17,534
Income tax (benefit) expense	(430)	(90)	(629)	579	(570)	(1,203)	3,835	854	2,385	5,871
Depreciation	9,099	9,142	9,107	8,950	36,298	8,739	9,004	8,977	9,604	36,324
Amortization of intangible assets	334	510	397	391	1,632	42	44	52	45	183
EBITDA	(28,165)	(44,336)	(2,012)	513,780	439,267	230,073	46,850	39,358	47,259	363,540
Gain on involuntary conversion	—	—	—	—	—	(4,000)	(454)	—	(3)	(4,457)
Gain on sale of assets	—	—	—	—	—	(990)	—	(13)	(2)	(1,005)
Change in fair value of contingent consideration	304	398	(136)	—	566	458	30	185	444	1,117
(Gain) loss on debt extinguishment	2	—	—	(490)	(488)	232	(2,337)	(788)	(3,404)	(6,297)
Other expense, net	(854)	(691)	(179)	(39)	(1,763)	(225)	(2,067)	(486)	(1,240)	(4,018)
Impairment of assets	—	468	11,145	595	12,208	—	—	—	879	879
Straight-line lease expense	—	—	—	—	—	(33)	(3)	(61)	(31)	(128)
Executive severance	—	—	—	—	—	165	50	—	—	215
Non-cash stock compensation	1,353	1,824	1,804	1,726	6,707	1,794	2,203	1,227	1,188	6,412
Adjusted EBITDA excluding BTC allocation	$(27,360)	$(42,337)	$10,622	$515,572	$456,497	$227,474	$44,272	$39,422	$45,090	$356,258
Biodiesel tax credit 2017(1)	—	—	—	—	—	(206,521)	—	—	—	(206,521)
Biodiesel tax credit 2018(2)	—	—	—	(238,564)	(238,564)	42,847	66,499	71,140	58,078	238,564
Biodiesel tax credit 2019(2)	56,385	78,493	77,168	(212,046)	—	—	—	—	—	—
Adjusted EBITDA	$29,025	$36,156	$87,790	$64,962	$217,933	$63,800	$110,771	$110,562	$103,168	$388,301

(1)
On February 9, 2018, the BTC was retroactively reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending March 31, 2018. However, because this credit relates to the 2017 operating performance, we have removed the net benefit of the 2017 BTC from our 2018 results.

(2)
On December 20, 2019, the BTC was retroactively reinstated for the 2018 and 2019 calendar years. The retroactive credit for 2018 and 2019 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending December 31, 2019. However, because a portion of this credit relates to the 2018 operating performance, our presentation of Adjusted EBITDA reflects the allocation of the net benefit to each of the four quarters of 2018 based upon the portion of the BTC benefit that related to that quarter. The portion of the credit related to 2019 was allocated to each of the four quarters based upon the portion of the BTC benefit that related to that quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc., (Nasdaq: REGI) is leading the energy industry's transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is an international producer of cleaner fuels and North America’s largest producer of biodiesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes an integrated procurement, distribution and logistics network to operate 13 biorefineries in the U.S. and Europe. In 2019, REG produced 495 million gallons of cleaner fuel delivering 3.7 million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding future market conditions, the Company’s business model, the future regulatory environment, the BTC reinstatement and continuation into 2022, the Company’s use of future capital, the Company’s growth initiatives and strategic focus on renewable diesel capacity, expansion and blending, the Company’s repurchase program, the Company’s future operating performance, balance sheet strength, growth prospects, and ESG initiatives. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 on the federal level, and on the state level, programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; the Company’s ability to retain and recruit key personnel; the Company’s indebtedness and its compliance, or failure to comply, with restrictive and financial covenants in its various debt agreements; risk management transaction, and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2018 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2019	2018	2017
REVENUES:
Biomass-based diesel sales	$1,875,076	$1,875,316	$1,787,308
Separated RIN sales	98,285	137,895	337,501
Biomass-based diesel government incentives	666,392	367,490	28,728
	2,639,753	2,380,701	2,153,537
Other revenues	1,640	2,286	1,118
	2,641,393	2,382,987	2,154,655
COSTS OF GOODS SOLD:
Biomass-based diesel	2,072,139	1,887,292	1,805,408
Separated RINs	39,174	75,704	264,765
Other costs of goods sold	11	—	128
	2,111,324	1,962,996	2,070,301
GROSS PROFIT	530,069	419,991	84,354
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	118,209	106,739	95,843
IMPAIRMENT OF PROPERTY, PLANT, AND EQUIPMENT	12,208	879	49,873
INCOME (LOSS) FROM OPERATIONS	399,652	312,373	(61,362)
OTHER EXPENSE, NET	(10,491)	(2,874)	(35,407)
INCOME (LOSS) FROM CONTINUIONG OPERATIONS BEFORE INCOME TAXES	389,161	309,499	(96,769)
INCOME TAX BENEFIT (EXPENSE)	570	(5,871)	30,490
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$389,731	$303,628	$(66,279)
NET LOSS ON DISCONTINUED OPERATIONS	$(9,667)	$(11,312)	$(12,800)
NET INCOME (LOSS)	$380,064	$292,316	$(79,079)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$381,112	$295,804	$(66,279)
NET LOSS FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$(9,667)	$(11,312)	$(12,800)
Basic net income (loss) per share available to common stockholders:
Continuing operations	$9.95	$7.85	$(1.71)
Discontinued operations	$(0.25)	$(0.30)	$(0.33)
Net income (loss) per share	$9.71	$7.56	$(2.04)
Diluted net income (loss) per share available to common stockholders
Continuing operations	$9.01	$6.78	$(1.71)
Discontinued operations	$(0.25)	$(0.30)	$(0.33)
Net income (loss) per share	$8.78	$6.52	$(2.04)
Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	38,288,610	37,687,552	38,731,015
Weighted-average shares used to compute diluted net income (loss) per share available to common stockholders:
Continuing operations	42,320,980	43,653,720	38,731,015
Discontinued operations	38,288,610	37,687,552	38,731,015
Net income (loss)	42,320,980	43,653,720	38,731,015

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
Revenues from continuing operations	$1,018,169	$519,761	$2,641,393	$2,382,987
Gross profit from continuing operations	545,557	61,863	530,069	419,991
Selling, general, and administrative expenses including research and development expense	41,052	27,579	118,209	106,739
Impairment of property, plant and equipment	595	879	12,208	879
Income from operations	503,910	33,405	399,652	312,373
Other income (expense), net	(825)	250	(10,491)	(2,874)
Net income from continuing operations	502,506	31,270	389,731	303,628
Net loss from discontinued operations	(995)	(12,196)	(9,667)	(11,312)
Net income	$501,511	$19,074	$380,064	$292,316
Net income from continuing operations available to common stockholders	$492,556	$30,448	$381,112	$295,804
Net loss from discontinued operations available to common stockholders	$(995)	$(12,197)	$(9,667)	$(11,312)
Basic net income (loss) per share available to common stockholders:
Continuing operations	$12.64	$0.82	$9.95	$7.85
Discontinued operations	$(0.03)	$(0.33)	$(0.25)	$(0.30)
Net income per share	$12.62	$0.50	$9.71	$7.56
Diluted net income (loss) per share available to common stockholders
Continuing operations	$11.52	$0.66	$9.01	$6.78
Discontinued operations	$(0.03)	$(0.33)	$(0.25)	$(0.30)
Net income per share	$11.50	$0.40	$8.78	$6.52

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018 (IN THOUSANDS)
(UNAUDITED)

	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,436	$123,575
Marketable securities	—	50,932
Accounts receivable, net	858,922	74,551
Inventories	161,429	168,900
Prepaid expenses and other assets	35,473	41,169
Restricted cash	3,000	3,000
Current assets held for sale	—	3,250
Total current assets	1,109,260	465,377
Property, plant and equipment, net	584,577	590,723
Right of use assets	36,899	—
Goodwill	16,080	16,080
Intangible assets, net	12,018	13,646
Other assets	26,515	21,270
TOTAL ASSETS	$1,785,349	$1,107,096
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$76,990	$14,250
Current maturities of long-term debt	77,131	149,006
Current maturities of operating lease obligations	15,690	—
Accounts payable	369,213	95,866
Accrued expenses and other liabilities	40,776	35,256
Deferred revenue	8,620	300
Total current liabilities	588,420	294,678
Deferred income taxes	6,975	8,410
Long-term debt, net	26,130	33,421
Long-term operating lease obligations	30,413	—
Other liabilities	1,505	5,334
Total liabilities	653,443	341,843
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	1,131,906	765,253
TOTAL LIABILITIES AND EQUITY	$1,785,349	$1,107,096